Exhibit 99.1

News Release NYSE: MYE

Contact(s):

Donald A. Merril, Senior Vice President

& Chief Financial Officer (330) 761-6303

Monica Vinay, Director, Investor

& Financial Relations (330) 761-6212

Myers Industries Reports 2012 First Quarter Results

EPS $0.29 compared with $0.19 in 1Q 2011

Adjusted EPS $0.30 compared with $0.20 in 1Q 2011

Gross margin increased to 29.2% versus 27.7% for 1Q 2011

Operations Excellence initiatives continue to have a strong impact on results

April 19, 2012, Akron, Ohio – Myers Industries, Inc. (NYSE: MYE) today announced results for the first quarter ended March 31, 2012.

Net sales for the first quarter were $198.8 million compared to $195.5 million in the first quarter of 2011. Sales increases in the Distribution and Engineered Products Segments were partially offset by sales decreases in the Material Handling and Lawn & Garden Segments, resulting in a net increase in sales of 1.7%. Gross margin expanded to 29.2% in the first quarter of 2012 compared to 27.7% in the same quarter of 2011. The expansion was largely the result of the Company’s continued focus on operations excellence initiatives combined with a favorable product mix during the quarter.

Net income in the first quarter of 2012 was $10.0 million or $0.29 per diluted share compared to net income in the first quarter of 2011 of $6.7 million or $0.19 per diluted share. Net income in the first quarter of 2012 and in the first quarter of 2011 included approximately $0.6 million of special pre-tax costs. Details regarding the special pre-tax costs for both quarters are provided on the Reconciliation of Non-GAAP Financial Measures included in this release. Adjusting for these special items, earnings per diluted share were $0.30 in the first quarter of 2012 compared to $0.20 in the first quarter of 2011.

“Again in the first quarter, Myers Industries delivered improved performance as we have for the last six quarters. This operational and financial consistency is a result of our continued emphasis on Customer Dedication, Innovation, Operations Excellence and Organization Development in our business,” said President and Chief Executive Officer John C. Orr.

Segment Results

The results below are as adjusted and exclude special pre-tax costs as detailed on the Reconciliation of Non-GAAP Financial Measures included in this release.

The Material Handling Segment’s net sales in the first quarter of 2012 were $65.2 million compared to $65.7 million in the first quarter of 2011. Increased sales in the food processing and agricultural markets were offset by lower sales in the manufacturing and automotive markets. Material Handling’s income before taxes was $13.2 million in the first quarter of 2012 compared to $10.3 million in the first quarter of 2011. Lower manufacturing costs resulting from the Company’s operations excellence initiatives as well as a favorable product and customer mix were the largest contributors to the 28.2% increase in income before taxes.

The Lawn & Garden Segment’s net sales in the first quarter of 2012 decreased to $59.2 million as compared to $67.2 million in the first quarter of 2011. Sales performance in the first quarter was adversely affected by the acceleration of sales into the fourth quarter of 2011. There were also unusually high customer inventories during the first quarter due to the weak spring season in 2011. Lawn & Garden’s income before taxes in the first quarter of 2012 was $1.2 million compared to $3.9 million in the first quarter of 2011. Decreased income due to the lower sales volume was only partially offset by cost reductions generated from the continued execution of the segment’s profit improvement plan.

The Distribution Segment’s net sales were $42.7 million in the first quarter of 2012 compared to $41.6 million in the first quarter of 2011, an increase of 2.7%. New product and customer sales and services resulting from the Company’s growth and innovation initiative more than offset an overall market decline and a decrease in equipment sales during the quarter. Distribution’s income before taxes was $3.9 million in the first quarter of 2012 compared to $3.3 million in the first quarter of 2011. The increase in income before taxes reflected a favorable product mix in addition to the increased sales.

The Engineered Products Segment’s net sales were $37.2 million in the first quarter of 2012 compared to $27.9 million in the first quarter of 2011. Very strong sales in the transplant auto, marine and custom markets generated the 33.3% increase in sales year-over-year. Engineered Product’s income before taxes was $4.7 million in the first quarter of 2012 compared to $2.9 million in the first quarter of 2011. Increased sales and favorable product mix produced increased income before taxes during the quarter.

Cash Flow

Cash flow used for operations for the three months ended March 31, 2012 was $6.4 million compared to $0.4 million in the first quarter of 2011. As is customary in the first quarter, the Company’s line of credit was used to fund the seasonal buildup of working capital.

Other Financial Items

Capital expenditures totaled $3.1 million for the three months ended March 31, 2012 and are forecasted to be approximately $30 million in 2012.

At March 31, 2012, debt, net of cash, was $76.9 million compared to $67.2 million at December 31, 2011.

Second Quarter and Full Year 2012 Outlook

Although a temporary slowing of sales in the Material Handling Segment is anticipated during the second quarter, the Company believes that with a strong start to the year, 2012 full-year results will reflect continued solid performance.

Conference Call Details

The Company will host an earnings conference call and webcast including a slide presentation for investors and analysts on Thursday, April 19, 2012 at 10:00 a.m. ET. The call is anticipated to last approximately one hour and may be accessed at (877) 407-8033. Callers are asked to sign on at least five minutes in advance. The call will be available as a webcast through the Company’s web site, www.myersindustries.com. Click on the Investor Relations tab to access the webcast and the accompanying slide presentation. Webcast attendees will be in a listen-only mode. An archived replay of the call will also be available on the site shortly after the event. To listen to a telephone replay, callers should dial: (US) 877-660-6853 or (Int’l) 201-612-7415. The replay passcodes are: Account # 286; Conference ID # 392265.

About Myers Industries

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and undervehicle service industry in the U.S. The Company reported net sales from continuing operations of $755.7 million in 2011. Visit www.myersindustries.com to learn more, or visit www.facebook.com/myersindustries to connect with the Company’s social community.

Caution on Forward-Looking Statements

Statements in this release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed “forward-looking”. Words such as “expect”, “believe”, “project”, “plan”, “anticipate”, “intend”, “objective”, “goal”, “view”, and similar expressions identify forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company’s control that could cause actual results to materially differ from those expressed or implied. Risks and uncertainties include: changes in the markets for the Company’s business segments; changes in trends and demands in the markets in which the Company competes; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; raw material availability, increases in raw material costs, or other production costs; future economic and financial conditions in the United States and around the world; ability to weather the current economic downturn; inability of the Company to meet future capital requirements; claims, litigation and regulatory actions against the Company; changes in laws and regulations affecting the Company; the Company’s ability to execute the components of its Strategic Business Evolution process; and other risks as detailed in the Company’s 10-K and other reports filed with the Securities and Exchange Commission. Such reports are available on the Securities and Exchange Commission’s public reference facilities and its web site at http://www.sec.gov, and on the Company’s Investor Relations section of its web site at http://www.myersindustries.com. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein. These statements speak only as of the date made.

MYERS INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

(Dollars in thousands, except per share data)

	For The Three Months Ended
	March 31, 2012	March 31, 2011
Net sales	$198,789	$195,507
Cost of sales	140,791	141,416

Gross Profit	57,998	54,091
Selling, general and administrative expenses	40,881	41,723

Operating Income	17,117	12,368
Interest expense, net	1,081	1,237

Income before income taxes	16,036	11,131
Income tax expense	6,051	4,412

Net Income	$9,985	$6,719

Income Per Share
Basic	$0.30	$0.19
Diluted	$0.29	$0.19
Weighted Average Common Shares Outstanding
Basic	33,439,012	35,320,589
Diluted	33,912,165	35,450,623

MYERS INDUSTRIES, INC.

SALES AND EARNINGS BY SEGMENT (UNAUDITED)

(Dollars in thousands)

	Three Months Ended March 31,
	2012	2011	% Change
Net Sales
Material Handling	$65,221	$65,730	-0.8%
Lawn & Garden	59,184	67,154	-11.9%
Distribution	42,738	41,634	2.7%
Engineered Products	37,227	27,925	33.3%
Intercompany Sales	(5,581)	(6,936)	—

Total	$198,789	$195,507	1.7%

Income (Loss) Before Income Taxes
Material Handling	$13,150	$10,261	28.2%
Lawn & Garden	1,218	3,878	-68.6%
Distribution	3,511	3,072	14.3%
Engineered Products	4,591	2,789	64.6%
Corporate	(6,434)	(8,869)	—

Total	$16,036	$11,131	44.1%

MYERS INDUSTRIES, INC. RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

INCOME (LOSS) BEFORE TAXES BY SEGMENT (UNAUDITED)

(Dollars in millions)

	Quarter Ended March 31,
	2012	2011
Material Handling
Income before taxes as reported	$13.2	$10.3
Income before taxes as adjusted	13.2	10.3

Lawn & Garden
Income before taxes as reported	1.2	3.9
Income before taxes as adjusted	1.2	3.9

Distribution
Income before taxes as reported	3.5	3.1
Restructuring expenses	0.4	0.2

Income before taxes as adjusted	3.9	3.3

Engineered Products
Income before taxes as reported	4.6	2.8
Restructuring expenses	0.1	0.1

Income before taxes as adjusted	4.7	2.9

Corporate and interest expense
Income (loss) before taxes as reported	(6.5)	(9.0)
Restructuring and other adjustments	0.1	0.3

Income (loss) before taxes as adjusted	(6.4)	(8.7)

Consolidated
Income before taxes as reported	16.0	11.1
Restructuring expenses and other adjustments	0.6	0.6

Income before taxes as adjusted	16.6	11.7
Income taxes at 39%	6.5	4.6

Net Income as adjusted	$10.1	$7.1

Note: Numbers in the Corporate and interest expense section above may be rounded for presentation purposes.

Note on Reconciliation of Income and Earnings Data: Income (loss) excluding the items mentioned above in the text of this release and in this reconciliation chart is a non-GAAP financial measure that Myers Industries, Inc. calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. The Company believes that the excluded items are not primarily related to core operational activities. The Company believes that income (loss) excluding items that are not primarily related to core operational activities is generally viewed as providing useful information regarding a company’s operating profitability. Management uses income (loss) excluding these items as well as other financial measures in connection with its decision-making activities. Income (loss) excluding these items should not be considered in isolation or as a substitute for net income (loss), income (loss) before taxes or other consolidated income data prepared in accordance with GAAP. The Company’s method for calculating income (loss) excluding these items may not be comparable to methods used by other companies.

MYERS INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

(Dollars in thousands)

	March 31, 2012	December 31, 2011
Assets
Current Assets
Cash	$3,296	$6,801
Accounts Receivable, Net	114,786	105,830
Inventories	102,901	95,217
Other	12,393	10,604

Total Current Assets	233,376	218,452
Other Assets	68,929	69,371
Property, Plant, & Equipment	136,013	140,934

Total Assets	$438,318	$428,757

Liabilities & Shareholders' Equity
Current Liabilities
Accounts Payable	$58,846	$64,717
Accrued Expenses	44,161	45,939

Total Current Liabilities	103,007	110,656
Long-Term Debt, less current portion	79,845	73,725
Deferred Income Taxes	23,984	23,893
Other Liabilities	14,929	14,343
Shareholders' Equity	216,553	206,140

Total Liabilities & Shareholders' Equity	$438,318	$428,757

MYERS INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2012 and 2011

(Dollars in thousands)

Three Months Ended March 31,
2012	2011
Cash Flows From Operating Activities
Net income	$9,985	$6,719
Items not affecting use of cash:
Depreciation	7,545	8,007
Impairment charges and asset write-offs	-0	-	252
Amortization of other intangible assets	757	736
Non-cash stock compensation	667	636
(Recovery of) provision for loss on accounts receivable	(627)	1,643
Deferred taxes	(32)	(40)
Other long-term liabilities	586	848
Gain on sale of property, plant and equipment	(224)	-0	-
Other	50	50
Cash flow provided by (used for) working capital:
Accounts receivable	(7,679)	(18,350)
Inventories	(7,089)	(8,026)
Prepaid expenses	(1,726)	2,120
Accounts payable and accrued expenses	(8,623)	4,997

Net cash used for operating activities	(6,410)	(408)

Cash Flows From Investing Activities
Capital Expenditures	(3,138)	(2,540)
Proceeds from sale of property, plant and equipment	1,332	-0	-
Other	(3)	857

Net cash used for investing activities	(1,809)	(1,683)
Cash Flows From Financing Activities
Repayment of long term debt	(305)	-0	-
Net borrowing on credit facility	6,262	6,577
Cash dividends paid	(2,316)	(2,270)
Proceeds from issuance of common stock	397	31

Net cash provided by financing activities	4,038	4,338

Foreign Exchange Rate Effect on Cash	676	101

Net (decrease) increase in cash	(3,505)	2,348
Cash at January 1	6,801	4,705

Cash at March 31	$3,296	$7,053